Exhibit 99.1

FOR IMMEDIATE RELEASE

Inseego Corp. Adopts NOL Rights Plan and Declares Dividend Distribution of Preferred Share Purchase Rights

SAN DIEGO, CA – (BUSINESS WIRE) – January 22, 2018 – Inseego Corp. (Nasdaq: INSG) (the “Company”), a global leader in software-as-a-service (SaaS) business intelligence solutions, Internet of Things (IoT) and mobile technology, today announced that its Board of Directors (the “Board”) has adopted a NOL rights plan (the “Rights Plan”) and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Company common stock.

The Rights Plan is designed to protect the Company’s ability to use its valuable net operating loss (“NOL”) carryforwards and certain other valuable tax attributes. “This Rights Plan is similar to rights plans adopted by other public companies and is designed to diminish the risk that Inseego’s existing NOL carryforwards and other tax attributes become limited under Section 382 of the Internal Revenue Code (“Section 382”) for use to reduce potential future federal income tax liability,” said Stephen Smith, Chief Financial Officer of the Company. “These NOLs will become particularly valuable as we drive Inseego to sustained profitability,” Smith said.

As of December 31, 2016, the Company had a U.S. federal NOL carryforward of approximately $239.3 million, a California State NOL carryforward of approximately $40.6 million, and an Oregon State NOL carryforward of approximately $2.5 million. The Company’s ability to utilize NOL carryforwards would be substantially limited if an ownership change as defined under Section 382 were to occur. In general, an ownership change will occur when the percentage of the Company’s ownership by one or more 5-percent stockholders as defined under Section 382 has increased by more than 50 percentage points at any time during the prior three years. The purpose of the Rights Plan is to deter an ownership change from occurring under these technical rules, which will protect the Company’s ability to utilize its valuable NOLs and other tax attributes. The Company also has Foreign NOL carryforward of approximately $35.7 million as of the same date that are not contemplated for in this Rights Plan.

The Board has determined that the Rights Plan is warranted and in the best interest of all stockholders due to the substantial size of the NOL carryforward asset and the risk of losing such potential tax benefits if the Company experiences an ownership change under Section 382. While current stockholders are not required to take any action in connection with the adoption of the Rights Plan, the Company will submit the continuation of the Rights Plan to a stockholder vote at the 2018 annual meeting of stockholders. The failure to obtain stockholder approval will result in the termination of the Rights Plan following the close of voting at such meeting. If stockholders approve the Rights Plan, it will continue in effect until January 22, 2021, unless terminated earlier.

Under the Rights Plan, each common stockholder of the Company at the close of business on February 2, 2018 will receive a dividend of one right for each share of the Company’s common stock held of record on that date. Each right will entitle the holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of newly-created Series D Junior Participating Preferred Stock of the Company for an initial purchase price of $10.00 per one-thousandth share. The rights distribution will not be taxable to stockholders, will not interfere with the Company’s business plans or be dilutive to or affect the Company’s reported per share results.

Initially, the rights will be represented by the Company’s common stock certificates and will not be exercisable. Pursuant to the Rights Plan, if a person or group acquires a position of 4.9% or more of the Company’s outstanding common stock, without meeting certain customary exceptions, the rights would become exercisable and entitle stockholders (other than the acquiring person or group) to purchase additional shares of the Company’ common stock at a 50% discount, or the Company may exchange each right held by such holders for one share of common stock.

Existing stockholders who currently beneficially own 4.9% or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire a specified amount of additional shares.

The Company may redeem the rights at a price of $0.0001 per right at any time prior to the date on which the rights become exercisable or the expiration of the rights.

The Company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the Rights Plan. The Form 8-K will include as an exhibit a copy of the Rights Agreement governing the Rights Plan.

About Inseego Corp.

Inseego Corp. (Nasdaq: INSG), a global leader in software-as- a-service (SaaS) business intelligence solutions, Internet of Things (IoT) and mobile technology, is transforming business mobility through its broad portfolio of solutions. We enable a wide array of applications for worldwide service provider, enterprise and SMB markets with our asset tracking and carrier activation solutions. Inseego’s high-performance Skyus modems and gateways, and MiFi branded intelligent mobile devices power a wide array of consumer, service provider, SMB and mission critical enterprise applications with a “zero unscheduled downtime” mandate—including industrial IoT, SD WAN failover management and broadband mobile WiFi hotspots. Inseego is headquartered in San Diego, California with offices worldwide. www.inseego.com Twitter @inseego

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements contained herein. These factors include risks relating to the growth of the business, the timing of such growth and future opportunities, achieving and maintaining profitability, technological changes, new product introductions, continued acceptance of Inseego’s products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Inseego’s filings with the United States Securities and Exchange Commission (available at www.sec.gov) and other regulatory agencies.

©2018. Inseego Corp. All rights reserved. The Inseego name and logo are trademarks of Inseego Corp. Other Company, product or service names mentioned herein are the trademarks of their respective owners.

Source:

Inseego Corp.

Media Contact:

Anette Gaven

+1 (858) 812-8040

Anette.Gaven@inseego.com

or

Investor Relations Contact:

Stephen Smith

+1 (858) 247-2149

Stephen.Smith@inseego.com

www.inseego.com